Exhibit 10.11

EXECUTIVE MANAGEMENT INCENTIVE PLAN
(EMIP)
NATIONSTAR MORTGAGE LLC

PARTICIPANT	POSITION
(Participant's Full Name)	(Job Title)

Maximum Award Opportunity is ___% of your December 31 annual base salary of the applicable plan year.

Target Award reflects performance at the “Meets Expectations” level and is generally expressed as 60% of the Maximum Award Opportunity.

Plan Approval

Business or Function Head	Date	Finance	Date

Human Resources	Date	President / COO or CFO	Date

	CEO	Date

	Participant	Date

BASIS FOR DETERMINING INCENTIVE AWARDS

Executive Management Incentive Plan (this “Plan”) Purpose
It is the objective of Nationstar Mortgage LLC and any of its subsidiaries (the “Company”) to design and administer incentive opportunities that when combined with base salary will deliver above average total cash to successful performers as compared to their peers in firms competing in the same product, service, and talent marketplaces.

Eligibility for Participation
The Compensation Committee of the Board of Directors of Nationstar Mortgage Holdings Inc. (the “Committee”), or in the case of non-executive officers of the Company, the Chief Executive Officer of the Company (“Chief Executive Officer”), will determine whether and to what extent an employee of the Company or any of its affiliates shall participate in this Plan. Only those Participants, who are executive vice presidents actively employed with the Company at the time of commencement of participation, identified on the cover page, and designated by the Committee or the Chief Executive Officer are eligible for participation in this Plan. Any action to be taken by the Chief Executive Officer under this Plan, including without limitation amendment or interpretation of this Plan, will be only for Awards to non-executive officers of the Company.

Life of this Plan
This Plan is effective beginning January 1, 2013 and continues until revised or revoked by the Committee.

Plan Approvals
The Committee, the Chief Executive Officer, or such other person or committee to the extent authorized by the Committee, will determine the individual Awards, if any, for each Participant in this Plan.

Program Measures
Participants in this Plan are eligible for incentive compensation (the “Award”) based on achievement of objectives/goals established by the Committee, the Chief Executive Officer, or such other person or committee to the extent authorized by the Committee, as identified in the attached Appendix A.

Incentive Opportunity
Key performance objectives, measures and targets have been established for this Participant/position by the Committee, the Chief Executive Officer, or such other person or committee to the extent authorized by the Committee. The Awards will be calculated in accordance with the applicable criteria documented in Appendix A. These should be communicated to the eligible Participant prior to the performance period. This Plan expresses the incentive opportunity as a percentage of base salary. The base salary used will be the Participant's base salary as of December 31 of the applicable Plan year.

New / Reactivated / Transferred Employees
With respect to any Award payment, Participants who become eligible for participation during this Plan performance period will be prorated from the Eligibility Date unless the Committee or the Chief Executive Officer determines otherwise. The Eligibility Date shall be defined as the effective date that the new/reactivated/transferred Participant assumes his/her responsibilities as reflected in the HRIS system.

Responsibility for Calculations and Plan Payments
The Participant must complete the requirements as set forth on Appendix A to qualify for incentive consideration. The Committee, the Chief Executive Officer, or its designee is charged in each case with the responsibility for Award payment calculations made in accordance with the terms of this Plan. The Committee, the Chief Executive Officer, or its designee will have the sole discretion and will be responsible for resolving discrepancies and clarifying interpretations of this Plan on an ongoing basis without the notification or consent of any Participant, and the Committee's or Chief Executive Officer's determinations shall be final and binding.

Adjustments
From time to time adjustments to the Awards may need to be made. The Committee, the Chief Executive Officer, or its designee may modify Awards based on various business factors during this Plan year and/or input from executive management.

Performance Rating Requirement
In order to be eligible to receive any Award payment under this Plan, the Participant must, at all times, maintain an acceptable level of performance, as determined by the Committee or the Chief Executive Officer. Participants are also expected to follow all guidelines with respect to the code of conduct as specified by the Company.

Review and Modification of this Plan
It is important that performance objectives/goals established in the Company's incentive plans support a competitive position as it relates to the market and the overall business plan. Clearly, expectations of market potential can change during the year. Such reviews may result in changes in incentive rates or goals upward or downward depending on specific circumstances at the Company's discretion without the need for prior notice. Any changes will require approval of the Committee or the Chief Executive Officer.

Award Payments
Awards will be paid as soon as practical after the Company's financial results for the fiscal year have been determined, in the Committee's or Chief Executive Officer's sole discretion, but in no event later than March 15 following the end of the fiscal year. A portion of the Award may be paid in shares of common stock of Nationstar Mortgage Holdings Inc. granted pursuant to the Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan, subject to vesting and other terms and conditions. The Company will determine such portion in its sole discretion not later than such March 15 following the end of the fiscal year. Except as provided below, awards shall be payable only if the Participant is employed by the Company on the date Awards are paid hereunder. If a Participant resigns, gives notice of his/her intent to resign or otherwise terminates his/her employment or is terminated for any reason before the date Awards are paid hereunder, the Participant forfeits all rights to any Award. Any Award that is paid is at the sole discretion of the Company or the Chief Executive Officer.

Terminated Employees
A Participant whose employment is terminated (either by the Company or the Participant), prior to the applicable date Awards are paid hereunder, shall not be eligible to receive any Award payment under this Plan, except where payment is required by federal or state law. Otherwise stated, the Participant must be actively employed on the date Awards are paid hereunder to be eligible to receive any Award payment. This provision shall not apply in cases of the employee's death, retirement or disability, each as determined by the Company in its sole discretion. Management reserves the right to withhold payments from any Participant where there is an ongoing investigation with respect to appropriate business practices until such time as the investigation is complete and the Participant, in the Committee's or the Chief Executive Officer's discretion, has been exonerated.

Plan Amendments and Termination
The Committee or the Chief Executive Officer will have the complete authority to interpret Plan provisions, to revise this Plan and to make determinations deemed appropriate for administration of this Plan. The Committee or the Chief Executive Officer reserves the right to amend or terminate this Plan or to revise any aspect of this Plan at any time, including individual payouts, without prior notification to the Participant(s).

Other General Rules
Participation in this Plan cannot be construed to constitute a contract between the Company and any of its employees. All employees are employees at-will. Plan participation does not limit the Company from terminating an employee's employment at any time. Participation in this Plan during the fiscal year does not imply participation in any subsequent fiscal year.

Plan Acknowledgement
I agree that acceptance of any payment hereunder constitutes my acceptance of the terms of this Plan. I also acknowledge that without my signature to demonstrate the acceptance of all the terms and conditions of this Plan, unless prohibited by the state law, I will be ineligible to participate in this Plan and I will not be entitled to receive any payment provided for in such Plan. Notwithstanding the foregoing, in the event I for any reason fail to sign or acknowledge my acceptance of all the terms and conditions of this Plan, any Award made to me by the Company will be governed exclusively by this Plan.

By signing or acknowledging this Plan, I authorize the Company to deduct any Award or advanced payment from any future Award payment or my final paycheck upon termination if the conditions for earning such Award payments do not occur. I understand and agree to the use of an electric method of signature to demonstrate my acceptance of the terms and conditions of this Plan, including any applicable amendment, and all related business practices and policies, all of which are incorporated into and made a part of this Plan and which may be revised from time to time at the Company's sole discretion.

Appendix A
EMIP SCORECARD
EMPLOYEE:

POSITION:

Score	Overall Rating	Percent of Opportunity
5	4.50 - 5.00 = Outstanding	100%
4	4.00 - 4.49 = Exceeds Expectations	80%
3	3.50 - 3.99 = Meets Expectations	60%
2	3.00 - 3.49 = Acceptable	40%
1	2.75 - 2.99 = Marginal	20%
—	< 2.75 = Needs Improvement	—%
Maximum Award Opportunity: ____% of Base Salary

Target Bonus is generally expressed as 60% of the Maximum Award Opportunity

Key Performance Objectives	Measurements List your metric(s) for each objective. Describe how / when you will measure your results.	Results	Weight (enter as decimal)	Rating	Weighted Rating
A.	5 = 4 = 3 = 2 =				—
B.	5 = 4 = 3 = 2 =				—
C.	5 = 4 = 3 = 2 =				—
D.	5 = 4 = 3 = 2 =				—
E.	5 = 4 = 3 = 2 =				—
		Overall Weight (must total 1.00)	—	Weighted Score	—